Investor Contact: Ken Jones
                  864-597-8658
                                                                   NEWS RELEASE
Media Contact:    Debbie Atkins
                           864-597-8361


       DENNY'S CORPORATION ANNOUNCES CLOSING OF NEW CREDIT FACILITIES AND
         RECEIPT OF REQUISITE CONSENTS FROM PREVIOUSLY ANNOUNCED TENDER
                        OFFERS AND CONSENT SOLICITATIONS


         SPARTANBURG, S.C., September 22, 2004 -- Denny's Corporation (OTCBB:
DNYY) announced that yesterday its operating subsidiaries, Denny's Inc. and Denny's Realty, Inc., entered into new senior secured credit facilities in an aggregate principal amount of $420 million. The new facilities consist of a $75 million, four-year revolving credit facility, a $225 million, five-year first lien term loan and a $120 million, six-year second lien term loan. Banc of America Securities LLC and UBS Securities LLC acted as joint lead arrangers for the new facilities.


         The new credit facilities have been or will be used to refinance the company's existing credit facility and a portion of its existing senior notes and will be available for working capital, capital expenditures and other general corporate purposes. The new credit facilities are guaranteed by Denny's Corporation and its other subsidiaries and are secured by substantially all of the assets of Denny's and its subsidiaries.

         Denny's also announced, with respect to its previously announced tender offers and consent solicitations for the 12 3/4% Senior Notes due 2007 issued by Denny's Corporation and its wholly-owned subsidiary Denny's Holdings, Inc., and the 11 1/4% Senior Notes due 2008 issued by Denny's Corporation, that it, in each case, received the requisite consents for the proposed amendments to the indentures governing such senior notes and has entered into supplemental indentures with the trustee pursuant thereto.

         Denny's also yesterday accepted for payment and paid for $75,125,000 (out of $111,669,000 outstanding) aggregate principal amount of the 12 3/4% Senior Notes tendered by holders (and for which consents were received) prior to 5:00 p.m. on the September 20, 2004 consent date, for total consideration of approximately $84,652,000 (including tender consideration of 106.375% and a consent fee of 0.25% of the principal amount, plus accured and unpaid interest to date). In accordance with the terms of the tender offer and consent solicitation for the 12 3/4% Senior Notes, the proposed amendments to the underlying indenture, which eliminate substantially all of the restrictive covenants and related events of default in the indenture and reduce from 30 days to 3 days the minimum notice period for the redemption of the notes, at the same time became operative and binding on the remaining holders of the 12 3/4% Senior Notes.

         As contemplated by the tender offer and consent solicitation for the 12 3/4% Senior Notes, Denny's Corporation and Denny's Holdings also issued a notice of redemption with respect to the remaining 12 3/4% Senior Notes as of a redemption date of October 5, 2004. In accordance with the indenture governing the 12 3/4% Senior Notes, the redemption price on that date will be 106.375% of the principal amount of such notes, plus accrued and unpaid interest to the


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redemption date. The previously announced expiration time for the tender offer for the 12 3/4% Senior Notes, 12:00 midnight on October 4, 2004, continues in effect. Under the terms of the tender offer, the tender consideration for tenders of notes received after 5:00 p.m. on September 20, 2004 will be 106.375% of the principal amount of such notes, plus accrued and unpaid interest to the date the notes are accepted for payment. The consent fee provided to holders who tendered their 12 3/4% Senior Notes (and delivered their consents) prior to 5:00 p.m., September 20, 2004, is no longer available.

         With respect to the tender offer and consent solicitation for the 11 1/4% Senior Notes, $285,169,908 (out of $343,919,624 outstanding) aggregate principal amount of such notes were tendered (and consents received) prior to 5:00 p.m. on the September 20, 2004 consent date, although no 11 1/4% Senior Notes have yet been accepted for payment. Although the supplemental indenture for the 11 1/4% Senior Notes has been executed by Denny's and the trustee, the proposed amendments to the indenture contained therein, which eliminate substantially all of the restrictive covenants and related events of default in the indenture and reduce from 30 days to 3 days the minimum notice period for the redemption of the 11 1/4% Senior Notes, will only become operative and binding on the holders of the 11 1/4% Senior Notes upon (1) completion of an additional financing as described in the Offer to Purchase and Consent Solicitation Statement for the 11 1/4% Senior Notes, and (2) Denny's acceptance of 11 1/4% Senior Notes tendered pursuant to the tender offer. Denny's does not expect to accept 11 1/4% Senior Notes tendered pursuant to the tender offer, if at all, until promptly following the expiration time for the tender offer, currently set as 12:00 midnight on October 4, 2004.

         Denny's is America's largest full-service family restaurant chain, consisting of 553 company-owned units and 1,059 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

         Certain matters discussed in this release may constitute forward-looking statements involving risks, uncertainties, and other factors that may cause the actual performance or activities of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance or activities indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: uncertainties regarding the completion of the additional financing transactions referred to above, the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).